EXHIBIT 99.1

Date:	February 6, 2012
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

East Rutherford, NJ – February 6, 2012 – Cambrex Corporation (NYSE: CBM) reports fourth quarter and full year results for the period ended December 31, 2011.

Highlights

●
Reported sales increased by 5.7%, and excluding the impact of foreign currency, sales increased 5.8% compared to the fourth quarter of 2010.  Full year sales increased by 12.4% and increased 7.6% excluding the impact of foreign currency.

●
EBITDA was $11.6 million in the quarter, compared to Adjusted EBITDA of $14.5 million in the fourth quarter of 2010.  Full year EBITDA was $46.9 million compared to Adjusted EBITDA of $44.4 million in 2010.

●
Debt, net of cash was $66.1 million at the end of the quarter, an improvement of $3.2 million during the quarter which includes a negative $0.6 million currency impact on foreign cash balances.  Debt, net of cash, improved $20.2 million for the full year 2011.

●	2012 sales are expected to increase 2% to 6%, excluding the impact of foreign currency, and EBITDA is expected to be $47 to $53 million (see Guidance section of this release).

Basis of Reporting

The Company has provided a reconciliation from GAAP amounts to adjusted amounts at the end of this press release.  Management believes that the adjusted amounts provide a more meaningful representation of the Company’s operating results for the periods presented due to the magnitude and nature of certain expenses recorded.

Fourth Quarter of 2011 Operating Results – Continuing Operations

Sales in the fourth quarter of 2011 of $67.1 million were 5.7% higher than the fourth quarter of 2010.  Foreign exchange unfavorably impacted sales by 0.1%.  The increase is primarily due to increased demand for an API manufactured under a long-term supply agreement, a recently approved innovator product, higher sales of generic APIs, and higher volumes of controlled substances and products utilizing the Company’s drug delivery technology. These increases were partially offset by lower sales of a product that was discontinued by a customer of the Company in December 2010, lower pricing across several product categories and lower revenue from clinical phase products.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Gross margins in the fourth quarter of 2011 decreased to 29.4% from 32.0% in the fourth quarter of 2010.  Excluding an unfavorable impact from foreign currency, fourth-quarter 2011 margins decreased to 30.0%.  The decline in currency adjusted gross margins was a result of the benefits in the fourth quarter of 2010 for insurance proceeds related to a business interruption claim and fees related to the cancellation of a supply contract, and the impact in the fourth quarter of 2011 of lower pricing and unfavorable product mix partially offset by plant efficiencies gained from higher production volumes.

Selling, General and Administrative (“SG&A”) Expenses in the fourth quarter of 2011 were $11.1 million compared to $9.2 million in the same period last year.  The increase is primarily due to increased personnel costs at several sites and within the Company’s sales and marketing group.

Operating Profit decreased to $5.8 million in the fourth quarter of 2011 from $8.4 million in the fourth quarter of 2010.  Operating Profit in the fourth quarter of 2011 decreased $2.9 million compared to Adjusted Operating Profit for the same period in 2010.

Equity in Losses of Partially-Owned Affiliate of $0.5 million in the fourth quarter of 2011 represents the Company’s share of losses in Zenara Pharma, a pharmaceutical company focused on the formulation of finished dosage form products.  Cambrex acquired a 51% stake in Zenara during the fourth quarter of 2010.  The Company’s share of Zenara’s losses includes $0.3 million of amortization and depreciation expense.

           Net Interest Expense decreased to $0.6 million in the fourth quarter of 2011 from $0.8 million in the fourth quarter of 2010.  This decrease is primarily due to the maturing of the Company’s fixed interest rate swaps in October 2010.

The Provision for Income Taxes totaled $1.5 million and resulted in an effective tax rate of 33.8% in the fourth quarter of 2011.  The Company’s effective tax rate has been and is expected to remain highly sensitive to the geographic mix of income due to the Company’s inability to recognize tax benefits where there has been a recent history of losses, primarily in the U.S.

Income from continuing operations for the fourth quarter of 2011 was $3.0 million or $0.10 per share compared to $5.2 million or $0.18 per share in the fourth quarter of 2010.

Capital expenditures and depreciation for the fourth quarter of 2011 were $5.6 million and $5.7 million compared to $4.1 million and $5.8 million in the fourth quarter of 2010, respectively.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Steven M. Klosk, President and Chief Executive Officer, said, “We are pleased with our growth in revenues and operating profit in 2011.  Increased revenues came from virtually all areas of the business including custom manufacturing, drug delivery, controlled substances and generic APIs.  We generated cash flow during 2011 that allowed the Company to reduce net debt by just over $20 million which, combined with our new $250 million revolving credit facility, provides us ample capacity to invest strategically in the business.  We continue to focus on developing new products as the key to our organic growth going forward.”

Guidance – Continuing Operations

The Company currently expects that full year 2012 sales, excluding the impact of foreign currency, will increase between 2% and 6% versus 2011, and that full year 2012 EBITDA, defined as operating profit plus depreciation and amortization expense, will be between $47 and $53 million.  EBITDA guidance is for continuing operations and excludes the impact of any M&A or restructuring activities.  The above guidance does not reflect Zenara, which is accounted for using the equity method, and as such is not consolidated into the Company’s results.  Cambrex’s income statement reflects 51% of Zenara’s net results as Equity in Losses of Partially-Owned Affiliate.  For 2012, the Company expects Zenara to have revenues in the mid single digit millions and a small EBITDA profit.

Capital expenditures are expected to be approximately $15 to $18 million and depreciation is expected to be $21 to $23 million in 2012.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s 2011 Form 10-K is filed with the SEC.

Conference Call and Webcast

The Conference Call to discuss fourth quarter and full year 2011 results will begin at 8:30 a.m. Eastern Time on Tuesday, February 7, 2012 and last approximately 45 minutes.  Those wishing to participate should call 1-866-719-0110 for domestic and +1-719-457-2697 for international.  Please use the pass code 4461870 and call approximately 10 minutes prior to start time.  A webcast is available from the Investors section on the Cambrex website located at www.cambrex.com and can be accessed for 30 days following the conference call.  A telephone replay of the conference call will be available through Tuesday, February 14, 2012 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international.  Please use the pass code 4461870 to access the replay.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Forward Looking Statements

This document contains “forward-looking statements,” including statements regarding expected performance, especially those set forth under the heading “Guidance – Continuing Operations,” including the Company’s expectation that full year 2012 sales, excluding the impact of foreign currency, will increase between 2% and 6% versus 2011, that full year 2012 EBITDA will be between $47 and $53 million, that Zenara will have revenues in the mid single digit millions and a small EBITDA profit, that capital expenditures will be approximately $15 to $18 million and that depreciation will be $21 to $23 million in 2012.  These statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2010, captioned “Risk Factors,” or otherwise described in the Company’s filings with the Securities and Exchange Commission, as well as any cautionary language in the Company’s Annual Report on Form 10-K for the period ended December 31, 2010, provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and, when it becomes available, for the fiscal year ended December 31, 2011, including the Forward-Looking Statement sections therein, and other filings with the U.S. Securities and Exchange Commission.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  We offer Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Our development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended December 31, 2011 and 2010
(in thousands, except per-share data)

	2011		2010
	Amount	% of Sales	Amount	% of Sales

Gross Sales	$67,134		$63,522
Commissions, Allowances and Rebates	550		341
Net Sales	66,584		63,181

Other	947		1,727

Net Revenues	67,531		64,908

Cost of Goods Sold	47,788	71.2%	44,578	70.2%

Gross Profit	19,743	29.4%	20,330	32.0%

Operating Expenses
Selling, General and Administrative Expenses	11,130	16.6%	9,240	14.5%
Research and Development Expenses	2,790	4.2%	2,399	3.8%
Restructuring Expenses	-	-	106	0.2%
Merger and Acquisition Expenses	-	-	211	0.3%
Total Operating Expenses	13,920	20.7%	11,956	18.8%

Operating Profit	5,823	8.7%	8,374	13.2%

Other Expenses:
Interest Expense, net	631		789
Other Expenses, net	160		527
Equity in Losses of Partially-Owned Affiliate	457		286

Income Before Income Taxes	4,575	6.8%	6,772	10.7%

Provision for Income Taxes	1,546		1,528

Income from Continuing Operations	$3,029	4.5%	$5,244	8.3%

Loss from Discontinued Operations, Net of Tax	(2,288)		(597)

Net Income	$741	1.1%	$4,647	7.3%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.10		$0.18
Loss from Discontinued Operations, Net of Tax	$(0.07)		$(0.02)
Net Income	$0.03		$0.16

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.10		$0.18
Loss from Discontinued Operations, Net of Tax	$(0.08)		$(0.02)
Net Income	$0.02		$0.16

Weighted Average Shares Outstanding
Basic	29,520		29,420
Diluted	29,711		29,489

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Twelve Months Ended December 31, 2011 and 2010
(in thousands, except per-share data)

	2011		2010
	Amount	% of Sales	Amount	% of Sales

Gross Sales	$254,475		$226,436
Commissions, Allowances and Rebates	1,776		1,545
Net Sales	252,699		224,891

Other	2,954		2,101

Net Revenues	255,653		226,992

Cost of Goods Sold	181,569	71.4%	160,126	70.7%

Gross Profit	74,084	29.1%	66,866	29.5%

Operating Expenses
Selling, General and Administrative Expenses	39,227	15.4%	34,024	15.0%
Research and Development Expenses	11,037	4.3%	10,305	4.6%
Restructuring Expenses	-	-	1,293	0.6%
Merger and Acquisition Expenses	-	-	997	0.4%
Total Operating Expenses	50,264	19.8%	46,619	20.6%

Operating Profit	23,820	9.4%	20,247	8.9%

Other Expenses/(Income):
Interest Expense, net	2,373		4,391
Other (Income)/Expenses, net	(111)		596
Equity in Losses of Partially-Owned Affiliate	1,621		286

Income Before Income Taxes	19,937	7.8%	14,974	6.6%

Provision for Income Taxes	6,202		5,665

Income from Continuing Operations	$13,735	5.4%	$9,309	4.1%

(Loss)/Income from Discontinued Operations, Net of Tax	(2,767)		338

Net Income	$10,968	4.3%	$9,647	4.3%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.46		$0.32
(Loss)/Income from Discontinued Operations, Net of Tax	$(0.09)		$0.01
Net Income	$0.37		$0.33

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.46		$0.32
(Loss)/Income from Discontinued Operations, Net of Tax	$(0.09)		$0.01
Net Income	$0.37		$0.33

Weighted Average Shares Outstanding
Basic	29,468		29,361
Diluted	29,564		29,468

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of December 31, 2011 and 2010
(in thousands)

Assets	December 31, 2011	December 31, 2010

Cash and Cash Equivalents	$31,921	$29,614
Trade Receivables, net	36,510	39,025
Inventories, net	62,095	61,408
Prepaid Expenses and Other Current Assets	6,083	5,082
Total Current Assets	136,609	135,129

Property, Plant and Equipment, net	139,628	150,483
Goodwill	36,731	37,694
Intangible Assets, net	4,261	4,687
Investment in Partially-Owned Affiliate	15,090	19,709
Other Non-Current Assets	3,425	4,049

Total Assets	$335,744	$351,751

Liabilities and Stockholders' Equity

Accounts Payable	$21,200	$19,480
Accrued Expenses and Other Current Liabilities	37,933	33,503
Total Current Liabilities	59,133	52,983

Long-term Debt	98,000	115,900
Deferred Income Taxes	16,243	17,893
Accrued Pension and Postretirement Benefits	52,089	43,921
Other Non-Current Liabilities	9,938	13,419

Total Liabilities	$235,403	$244,116

Stockholders’ Equity	$100,341	$107,635

Total Liabilities and Stockholders’ Equity	$335,744	$351,751

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Twelve Months Ended December 30, 2011 and 2010
(in thousands)

	Fourth Quarter 2011	Fourth Quarter 2010

Operating Profit	$5,823	$8,374

Restructuring Expenses	-	106

Merger and Acquisition Expenses	-	211

Adjusted Operating Profit	5,823	8,691

Depreciation and Amortization	5,799	5,831

Adjusted EBITDA	$11,622	$14,522

	Twelve Months 2011	Twelve Months 2010

Operating Profit	$23,820	$20,247

Restructuring Expenses	-	1,293

Merger and Acquisition Expenses	-	997

Adjusted Operating Profit	23,820	22,537

Depreciation and Amortization	23,120	21,828

Adjusted EBITDA	$46,940	$44,365

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com